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                                                                    EXHIBIT 1.03

                                                                    CONFIDENTIAL



                              8th September, 1998



                                   AGREEMENT


                                    between


                         CENTAUR PHARMACEUTICALS, INC.
                                  ("COMPANY")



                                      and


                            BANK J. VONTOBEL & CO AG
                              ("BANK J. VONTOBEL")
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The Company has entered in to a International Underwriting Agreement dated
September 8, 1998 (the "International Underwriting Agreement"), among the Company, Bank J. Vontobel, as Global Coordinator, and the Managers named in
Schedule 1 thereto and a U.S. Underwriting Agreement dated September 8, 1998 (the "U.S. Underwriting Agreement", and together with the International Underwriting Agreement, the "Underwriting Agreements"), among the Company, Bank
J. Vontobel, as Global Coordinator, and the U.S. Managers named in Schedule 1 thereto.

The execution and delivery of this agreement is a condition precedent to the consummation of the transactions contemplated by the Underwriting Agreements. This Agreement is the agreement referred to in Sections 7(a)(iv)(E) of each such Underwriting Agreement.


1.   DEFINITIONS
     -----------

     Capitalized terms used and not defined herein are used herein as defined in the International Underwriting Agreement.


2.   AGREEMENT
     ---------

     The Company hereby agrees to sell and/or to arrange for one or more of its stockholders to sell, if requested by Bank J. Vontobel, up to 1,600,000 shares of Common Stock (the "Secondary Shares"), on the following terms and conditions:

          (i) Bank J. Vontobel shall notify the Company in writing on or prior to 10:00 a.m. (Zurich time) on March 7, 1999 (the 180/th/ day after the date of this Agreement) if Bank J. Vontobel in good faith expects to purchase the Secondary Shares (the "Preliminary Notice"). Such Preliminary Notice shall contain a brief summary of Bank J. Vontobel's expectations as to the proposed purchasers and type of offering for the Secondary Shares (provided that any such offering shall not be conducted in any jurisdiction outside the jurisdictions in which the offering pursuant to the Underwriting Agreements was conducted without the express written consent of the Company).

          (ii) During the period after the date of delivery of the Preliminary Notice until the closing or abandonment of such proposed offering, the parties agree to cooperate in the preparation for the proposed offering and sale of the Secondary Shares and agree to promptly prepare such documents and taking such actions as are typical for an offering of the type proposed (including, in a U.S. registered offering, prompt preparation and filing of a registration statement with the U.S. Securities and Exchange Commission).
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                                      -2-

         (iii) Notwithstanding the foregoing, the delivery by Bank J. Vontobel of the Preliminary Notice shall in no way commit Bank J. Vontobel to purchase any Secondary Shares. In connection with any such proposed offering the Company agrees to negotiate underwriting arrangements with Bank J. Vontobel and Bank J. Vontobel agrees to negotiate such underwriting arrangements with the Company, in each case on terms reasonably satisfactory to the Company and Bank J. Vontobel (the "Secondary Underwriting Arrangements"). The Company and Bank J. Vontobel agree that the pricing terms described in clause (v) below and, to the extent applicable to the proposed offering, the terms of the Underwriting Agreements (other than the Company and stockholder lock-up and greenshoe provisions thereof and except as otherwise provided herein), shall be deemed satisfactory to each of them. Subject to agreement on the terms of the Secondary Underwriting Arrangements, qualification of any such offering and sale under applicable securities laws and prevailing market conditions, among other things, upon Bank. J. Vontobel's determination in its sole and absolute discretion to enter into the Secondary Underwriting Arrangements, Bank J. Vontobel shall notify the Company in writing of such intention (the "Final Notice") not later than 240 days after the date of this agreement. Concurrently with delivery of the Final Notice, and subject to agreement on the terms of the Secondary Underwriting Arrangements and qualification of any such offering and sale under applicable securities laws the parties agree to enter into the Secondary Underwriting Arrangements (and, in the case of the Company, the Company will cause any selling stockholders to enter into the Secondary Underwriting Arrangements).

          (iv) Notwithstanding the foregoing, if at any time prior to execution and delivery of the Secondary Underwriting Arrangements the Company shall furnish Bank J. Vontobel a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company stating that in the good faith opinion of the Board of Directors of the Company the proposed offering would interfere with any material transaction then being pursued by the Company or would otherwise have a Material Adverse Effect on the Company, then the Company's obligation to proceed with any registration or qualification of or to sell and/or arrange for the sale of the Secondary Shares, may be deferred for a period not to exceed thirty (30) days) (it being understood that the Company shall comply with the ad hoc publicity requirements of the Swiss Exchange to the extent applicable). The Company agrees to provide Bank J. Vontobel with such certificate as soon as practicable after such determination by the Board of Directors.

          (v) Upon receipt of the Final Notice and subject to and on the other terms of the Secondary Underwriting Arrangements, the Company agrees to sell and/or to arrange for its stockholders to sell, the Secondary Shares to Bank J.
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                                      -3-

               Vontobel at a price per share equal to the Fair Market Value of the Common Stock (but not less than the Offer Price). The Company agrees to pay (and/or arrange for any selling stockholders to pay) aggregate management, selling and underwriting commission equal to the Manager's Commission for each Secondary Share purchased from it (or any such selling stockholder). "Fair Market Value" of the Common Stock shall be the average of the closing prices of the Common Stock on the Swiss Exchange over the last 5 full trading days prior to the date the parties enter into a binding agreement for the purchase and sale of the Secondary Shares (including the date that such Fair Market Value is determined if such determination takes place after the closing of trading on such date).

          (vi) The parties agree that, to the extent the proposed offering does not close, each party shall be responsible for the fees, costs and expenses of its own advisors.

3.   GOVERNING LAW
     -------------

     This Agreement shall be governed by and construed in accordance with the substantive law of Switzerland.

4.   SUBMISSION TO JURISDICTION
     --------------------------

     The Company irrevocably (i) agrees that any legal suit, action or proceeding against it brought by Bank J. Vontobel or by any officer or director of Bank J. Vontobel or by any person who controls, is controlled by or is under common control with Bank J. Vontobel arising out of or based upon this Agreement or the transactions contemplated herein shall be brought in the competent commercial court (Handelsgericht) in Zurich, Switzerland, (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding and (iii) submits to the exclusive jurisdiction of such court in any such suit, action or proceeding.

5.   SEVERABILITY
     ------------

     Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be unenforceable or invalid under applicable law, such provision shall be ineffective only to the extent of such unenforceability or invalidity and be replaced by such valid and enforceable provision which the parties bona fide consider to match as closely as possible the invalid or unenforceable provision, attaining the same or a similar economic effect. The
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                                      -4-


     remaining provisions of this Agreement shall under all circumstances continue to be binding and in full force and effect.

6.   MISCELLANEOUS
     -------------

     Any notice given by either party hereunder, shall be in writing, sent to the other party at its principal executive office, and shall be deemed delivered when received by such other party. This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes any other agreement related hereto. This Agreement may only be amended in a writing signed by the parties hereto.


                        CENTAUR PHARMACEUTICALS, INC.


                        By:
                           ------------------------------------------
                           Name:
                           Title:

                        BANK J. VONTOBEL & CO AG


                        By:
                           ------------------------------------------
                           Name:
                           Title: